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                                                                   EXHIBIT 10.25

BALDWIN TECHNOLOGY COMPANY, INC.
2 Trap Falls Road, Suite 402   Tel: 203 402 1000
Shelton, CT 06484-0941         Fax: 203 402 5500
USA                            www.baldwintech.com


September 25, 2008

Mr. Akira Hara
2-43-15-401 Den-en-chofu
Ohta-ku, Tokyo
145-0071 Japan

Dear Akira,

Pursuant to Paragraph 11 of the Strategic Advisory Agreement (the "Agreement") between Baldwin Technology Company, Inc. and you dated October 19, 2003, both parties hereby mutually agree to modification of the Agreement as follows:

Paragraph 2 is amended so that the term of the Agreement shall not continue indefinitely but shall terminate on September 30, 2010, provided, however, that either party may terminate the Agreement prior to that date at any time, with or without cause, by giving the other party 180 days notice in advance of termination in accordance with the provisions of Paragraph 12 of the Agreement. If BTI elects to terminate the Agreement without good and substantial cause prior to September 30, 2010, BTI shall cause BJL to pay the Strategic Adviser a cancellation fee equal to the total outstanding and unpaid amount of the Retainer Fee that would have been payable had the Agreement remained in force through September 30, 2010, along with any earned but unpaid Project Fees, as defined in Paragraph 3 of the Agreement.

Paragraph 3 is amended to provide that, effective October 1, 2008, there shall be a forty (40%) percent reduction in the annual retainer from the current Six Million Seven Hundred and Twenty Thousand (JPY6,720,000) Japanese Yen to Four Million Thirty-Two Thousand (JPY4,032,000) Japanese Yen. The parties agree that there have been no adjustments for inflation to the annual retainer since the Agreement was first signed. The parties retain the right to make such adjustments in the future if the inflation rate in Japan is excessive. Paragraph 3 is further amended to provide that, effective October 1, 2008, there shall be a corresponding forty (40%) percent reduction in the maximum daily service requirements from forty-five (45) days per year to twenty-seven (27) days per year. The remainder of Paragraph 3 shall remain as written except that twenty-seven (27) days shall be inserted wherever forty-five (45) days were used.

Paragraph 4(a) is amended to provide that, effective October 1, 2008, the Strategic Adviser shall serve as a Senior Adviser and a Director of BJL for a period of two (2) years, ending on September 30, 2010 or sooner if the Agreement is terminated.

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Baldwin/Hara Amendment
September 25, 2008
Page 2


Paragraph 4(b) shall be deleted in its entirety. Paragraph 4(c) shall remain as is but shall now become Paragraph 4(b). The forty-five (45) days referred to in the last section of Paragraph 4 shall be twenty-seven (27) days, effective as of October 1, 2008.

Notwithstanding the provisions of Paragraph 10, BTI hereby provides its written consent to the Strategic Adviser assigning his IPR to his daughter, Hiroko Hara. Attached to this Amendment is a listing of the IPR developed to date by the Strategic Adviser pursuant to the Agreement. The parties further agree that BTI shall retain its right of first refusal to license the IPR and all other rights and obligations as enumerated in Appendix A to the Agreement. All other terms and conditions set forth in Appendix A to the Agreement shall remain, and BTI and the Strategic Adviser shall continue to be the Parties that will negotiate the terms of any license agreement pertaining to the IPR developed by the Strategic Adviser, unless the Strategic Adviser is unable for whatever reason to do such negotiation, in which case BTI and Hiroko Hara shall be the parties that negotiate the terms of any license agreement pertaining to the IPR.

Paragraph 12 is amended to update the address for Notices as follows:

     If to BTI: Baldwin Technology Company, Inc.
                2 Trap Falls Road, Suite 402
                Shelton, CT 06484 USA
                Attn: Karl Puehringer, President and CEO

     With a copy to:

                Baldwin Japan Limited
                MS Shibaura Building
                4-13-23 Shibaura
                Minato-ku, Tokyo 108-0023 Japan

     If to the Strategic Adviser:

                Mr. Akira Hara
                2-43-15-401 Den-en-chofu
                Ohta-ku, Tokyo 145-0071 Japan

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Baldwin/Hara Amendment
September 25, 2008
Page 3


All other sections of the Agreement, including Appendix A, shall remain in full force and effect as originally agreed to.

BALDWIN TECHNOLOGY COMPANY, INC.        AGREED TO AND ACCEPTED:


By: /s/ Karl S. Puehringer              By: /s/ Akira Hara
    Karl S. Puehringer                      Akira Hara
    Its President and CEO                   Strategic Adviser